Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 22, 2009

LEGGETT & PLATT ANNOUNCES $.34 EPS FOR THIRD QUARTER

Carthage, MO, October 22 —

•	3Q EPS of $.34 per share.

•	3Q sales from Continuing Operations were $810 million, 28% lower than in prior year.

•	Cash flow from operations was $142 million for 3Q, $430 million for the first three quarters of 2009.

•	Repurchased 4.4 million shares during the quarter; net debt declined to 23.7% of net capital.

•	2009 EPS guidance (for Continuing Operations) increased to $.65 - $.75, on about $3.0 billion of sales.

Diversified manufacturer Leggett & Platt reported third quarter earnings from Continuing Operations of $.34 per share. Earnings improved $.05 per share (versus third quarter 2008) despite much lower sales, as a result of cost reduction efforts, pricing discipline, a LIFO benefit, and absence of last year’s unusual tax items. Third quarter sales from Continuing Operations were $810 million, 28% lower than last year’s third quarter sales of $1.13 billion due to continuing weak market demand and steel-related price deflation.

Third quarter cash flow from operations was $142 million. Year-to-date cash flow from operations is $430 million, already exceeding the $250 million annual requirement to fund dividends and capital expenditures.

Third quarter gross margin was 23.1% and EBIT margin was 11.7%. Cost reduction efforts and pricing discipline contributed significantly to improved margins. As anticipated, these margins are much better than those of the first and second quarters of 2009, in part due to third quarter’s net LIFO benefit of approximately $11 million ($16 million LIFO benefit less $5 million of higher-cost steel). As mentioned in previous quarters, the first half of the year was negatively impacted by steel deflation. This impact is being offset by a LIFO benefit, spread evenly over the four quarters of the year; however, the timing mismatch of these two offsetting items depresses first and second quarter margins, and enhances third and fourth quarter margins.

Strategic Progress Amid Economic Turmoil

President and CEO David S. Haffner commented, “In November of 2007, we announced our intent to accomplish three things: i) narrow our focus by divesting certain of our operations, ii) improve our margins, and iii) then begin to carefully and conservatively grow the company. We spent most of 2008 concentrating primarily on the divestitures, which brought in over $420 million of after-tax cash proceeds. Consistent with our stated intentions, over the last five quarters we’ve spent nearly $300 million of those proceeds to repurchase our stock.

“Starting in late 2008, and throughout 2009, we have been intently focused on improving our margins. In 2008 our full year EBIT margin, adjusted for unusual items, was 6.5% on sales of $4.1 billion. At the end of 2009 we anticipate an EBIT margin run rate (excluding the net LIFO benefit) between 8 1/2% and 9%, on annualized sales of $3.0 billion. That’s over 200 basis points of margin improvement despite a 25% decline in sales. We will continue to focus on margins during 2010 and beyond. Even if revenues remain flat at about $3.0 billion, our 2010 EBIT margin should exceed 9%.

“Longer-term, as markets recover, we believe that $2 of EPS is achievable by 2012. We base this expectation on the following assumptions: an EBIT margin of 8 1/2 - 9% as we exit 2009, an economic recovery-driven increase in annual sales to approximately $3.6 billion (a level about 20% above the current year), a contribution margin of 25-35% from those incremental sales, and stock repurchases.

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“Our balance sheet and cash flow remain strong. We now expect our 2009 operating cash flow to exceed $500 million, in large part due to our efforts to optimize working capital. During the quarter we used $80 million to purchase another 4.4 million shares of our stock. At quarter’s end our net debt had declined to 23.7% of net capital (well below our long-term target range), we had virtually no short term debt (but had $600 million available to us), and we have no significant long-term debt maturing until 2013.

“On the other hand, weak demand continues across our businesses; though stable, markets show few signs of improvement. We remain well positioned, from both balance sheet and cost structure perspectives, to ride out the demand downturn. Our main financial goal is to consistently achieve Total Shareholder Return (TSR1) within the top 1/3 of the S&P 500. As measured from 12/31/07, our 23% TSR ranks within the top 3% of the S&P 500 as of yesterday’s market close.”

Dividend and Stock Repurchases

During the quarter Leggett increased its quarterly dividend by $.01 (or 4%), to $.26. At yesterday’s closing share price of $19.26, the indicated annual dividend of $1.04 per share generates a dividend yield of 5.4%.

During the third quarter, the company repurchased 4.4 million shares of its stock at an average of $18.40 per share, and issued 0.3 million shares through employee benefit plans. As a result, shares outstanding decreased by 4.1 million shares to 152.3 million. The company has standing authorization from the Board of Directors to repurchase 10 million shares of its stock each year; if it chooses to, the company could purchase up to 4.1 million additional shares by year end under the 2009 authorization.

2009 Outlook

Leggett projects full year sales (from Continuing Operations) of approximately $3.0 billion (unchanged from prior guidance). Earnings per share (from Continuing Operations) for the full year 2009 are expected to be $.65 - $.75 (versus prior guidance of $.55 - $.70). Improvement stems largely from increased margin expectations (as a result of successful cost reduction activity). Guidance includes $.08 of unusual expenses incurred earlier this year from two significant events (explained in more detail in the July earnings press release): i) the bad debt expense related to a customer bankruptcy, and ii) the write-down of a note associated with the Aluminum Segment divestiture.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins will be unusually low. Steel cost decreases contribute to an anticipated LIFO benefit of $69 million for the full year (for Continuing Operations), which contrasts with $62 million of LIFO expense in 2008. Earnings for the third quarter reflect a LIFO benefit of $16.0 million, compared to LIFO expense of $19.7 million in 3Q 2008.

SEGMENT RESULTS – Third Quarter 2009 (versus 3Q 2008)

Residential Furnishings – Total sales decreased $137 million, or 24%, as a result of weak market demand and steel-related price deflation. EBIT (earnings before interest and income taxes) decreased $23 million, with the income impact of significantly lower unit volumes partially offset by cost reductions.

Commercial Fixturing & Components – Total sales decreased $56 million, or 28%, due to the company’s decision to walk away from sales with unacceptable profit margins, market softness in office furniture components, and reduced spending by retailers. EBIT increased $2 million, with the earnings impact of lower sales more than offset by cost reductions and manufacturing improvements.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price

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Industrial Materials – Total sales decreased $121 million, or 41%, as a result of weak demand and steel-related price deflation. EBIT decreased $12 million, with the impact of lower unit volumes partially offset by cost reductions.

Specialized Products – Total sales decreased $47 million, or 28%. Weak global demand in all parts of the segment – automotive, machinery, and commercial vehicle products – led to the decline. EBIT declined $3 million due to lower sales, and was partially offset by cost reductions.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, October 23. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Fourth quarter results will be released after the market closes on Thursday, January 28, 2010, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 126-year-old firm is comprised of 19 business units, 19,000 employee-partners, and more than 160 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	October 22, 2009

RESULTS OF OPERATIONS	THIRD QUARTER				YEAR TO DATE
(In millions, except per share data)	2009	2008	Change		2009	2008	Change
Net sales (from continuing operations)	$809.9	$1,132.2	(2	8%)	2,285.4	$3,193.6	(28%)
Cost of goods sold	622.6	925.1			1,825.9	2,613.0

Gross profit	187.3	207.1			459.5	580.6
Selling & administrative expenses	84.8	105.5	(2	0%)	275.7	317.0	(13%)
Amortization	5.5	6.2			15.3	18.5
Other expense (income), net	2.0	(0.8)			14.8	(3.8)

Earnings before interest and taxes	95.0	96.2	(1%)		153.7	248.9	(38%)
Net interest expense	8.0	9.6			24.0	31.6

Earnings before income taxes	87.0	86.6			129.7	217.3
Income taxes	30.8	37.1			51.1	82.2

Net earnings from continuing operations	56.2	49.5			78.6	135.1
Discontinued operations, net of tax [1]	(0.5)	(15.7)			(0.7)	(8.7)

Net earnings	55.7	33.8			77.9	126.4
Net income from non-controlling interest	1.4	1.1			1.3	4.0

Net earnings attributable to L&P	$54.3	$32.7			$76.6	$122.4

Earnings per diluted share
From continuing operations	$0.34	$0.29			$0.48	$0.77
From discontinued operations	$0.00	($0.09)			$0.00	($0.05)
Net earnings per diluted share	$0.34	$0.20			$0.48	$0.72
Shares outstanding
Common stock (at end of period)	152.3	157.0			152.3	157.0
Basic (average for period)	159.7	165.6			160.8	170.0
Diluted (average for period)	160.5	166.1			161.2	170.2

CASH FLOW	THIRD QUARTER				YEAR TO DATE
(In millions)	2009	2008	Change		2009	2008	Change
Net earnings	$55.7	$33.8			$77.9	$126.4
Depreciation and amortization	32.5	34.4			97.3	105.6
Working capital decrease (increase)	16.7	(64.4)			156.6	(159.5)
Asset Impairment	0.5	26.6			1.2	32.4
Other operating activity	36.6	46.2			97.4	98.2

Net Cash from Operating Activity	$142.0	$76.6	85%		$430.4	$203.1	112%
Additions to PP&E	(13.9)	(26.0)	(47%)		(65.4)	(90.8)	(28%)
Purchase of companies, net of cash	(2.5)	(8.2)			(2.8)	(9.3)
Proceeds from asset sales	3.3	369.8			9.1	386.0
Dividends paid	(39.2)	(42.0)			(117.5)	(127.7)
Repurchase of common stock, net	(78.5)	(140.6)			(104.5)	(251.5)
Additions (payments) to debt, net	(9.1)	(208.7)			(101.8)	(86.6)
Other	(2.8)	(12.6)			9.3	(17.2)

Increase (Decr.) in Cash & Equiv.	$(0.7)	$8.3			$56.8	$6.0

EBITDA [2]	$129.2	$124.4	4%		$253.5	$368.0	(31%)

FINANCIAL POSITION	30-Sep
(In millions)	2009	2008	Change
Cash and equivalents	$221.5	$211.4
Receivables	548.7	721.0
Inventories	397.4	644.8
Held for sale	18.5	63.0
Other current assets	64.8	74.3

Total current assets	1,250.9	1,714.5	(27%)
Net fixed assets	664.0	722.4
Held for sale	42.2	43.8
Goodwill and other assets	1,138.3	1,249.8

TOTAL ASSETS	$3,095.4	$3,730.5	(17%)

Trade accounts payable	$209.3	$271.4
Current debt maturities	1.9	17.1
Held for sale	4.0	15.6
Other current liabilities	323.9	381.7

Total current liabilities	539.1	685.8	(21%)
Long term debt	772.4	998.2	(23%)
Deferred taxes and other liabilities	155.0	126.3
Held for sale	0.0	0.1
Shareholders’ equity	1,628.9	1,920.1	(15%)

Total capitalization	2,556.3	3,044.7

TOTAL LIABILITIES & EQUITY	$3,095.4	$3,730.5

Net Debt to Net Capital [3]	23.7%	28.2%
Return on Equity [4]	3.3%	(4.2%)

[1]

Discontinued operations include: Aluminum Products; Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders' Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 5 of 5	October 22, 2009

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions)	2009	2008	Change	2009	2008	Change
External Sales
Residential Furnishings	$441.1	$575.8	(23.4%)	$1,271.0	$1,646.0	(22.8%)
Commercial Fixturing & Components	142.1	195.1	(27.2%)	387.1	561.6	(31.1%)
Industrial Materials	115.1	203.4	(43.4%)	322.3	513.0	(37.2%)
Specialized Products	111.6	157.9	(29.3%)	305.0	473.0	(35.5%)

Total	$809.9	$1,132.2	(28.5%)	$2,285.4	$3,193.6	(28.4%)

Inter-Segment Sales
Residential Furnishings	$2.2	$4.2		$6.6	$14.3
Commercial Fixturing & Components	1.2	4.4		3.1	13.9
Industrial Materials	57.1	89.9		167.3	240.1
Specialized Products	13.1	14.1		44.0	47.4

Total	$73.6	$112.6		$221.0	$315.7

Total Sales
Residential Furnishings	$443.3	$580.0	(23.6%)	$1,277.6	$1,660.3	(23.1%)
Commercial Fixturing & Components	143.3	199.5	(28.2%)	390.2	575.5	(32.2%)
Industrial Materials	172.2	293.3	(41.3%)	489.6	753.1	(35.0%)
Specialized Products	124.7	172.0	(27.5%)	349.0	520.4	(32.9%)

Total	$883.5	$1,244.8	(29.0%)	$2,506.4	$3,509.3	(28.6%)

EBIT
Residential Furnishings	$39.1	$61.8	(37%)	$56.1	$147.7	(62%)
Commercial Fixturing & Components	11.0	9.3	18%	9.4	26.0	(64%)
Industrial Materials	21.8	34.0	(36%)	48.6	75.7	(36%)
Specialized Products	8.9	11.8	(25%)	2.1	42.6	(95%)
Intersegment eliminations and other	(1.8)	(1.0)		(14.5)	(8.3)
Change in LIFO reserve	16.0	(19.7)		52.0	(34.8)

Total	$95.0	$96.2	(1%)	$153.7	$248.9	(38%)

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	8.8%	10.7%	(190)	4.4%	8.9%	(450)
Commercial Fixturing & Components	7.7%	4.7%	300	2.4%	4.5%	(210)
Industrial Materials	12.7%	11.6%	110	9.9%	10.1%	(20)
Specialized Products	7.1%	6.9%	20	0.6%	8.2%	(760)

Overall from Continuing Operations	11.7%	8.5%	320	6.7%	7.8%	(110)

LAST SIX QUARTERS	2008			2009
Selected Figures (restated to exclude discontinued operations)	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,063	1,132	883	718	757	810
Sales Growth (vs. prior year)	(0.7%)	3.7%	(15.1%)	(28.1%)	(28.8%)	(28.5%)
EBIT ($ million) [3]	82	96	(17)	18	41	95
EBIT Margin [3]	7.8%	8.5%	(1.9%)	2.5%	5.4%	11.7%
Net Earnings - excludes discontinued oper. ($m)	44	48	(8)	4	19	55
Net Margin - excludes discontinued operations	4.1%	4.3%	(0.9%)	0.5%	2.5%	6.8%
EPS - continuing operations (diluted)	$0.25	$0.29	($0.05)	$0.02	$0.12	$0.34
EBITDA ($ million) [2]	131	124	18	49	75	129
Cash from Operations ($ million) [2]	73	77	233	115	174	142
Net Debt to Net Capital [2]	32%	28%	28%	27%	24%	24%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	(1.2%)	3.1%	(11.9%)	(19.3%)	(23.0%)	(22.5%)
Commercial Fixturing & Components	(15.7%)	(16.1%)	(27.2%)	(38.5%)	(28.8%)	(28.3%)
Industrial Materials	26.6%	47.1%	12.6%	(22.4%)	(38.3%)	(41.3%)
Specialized Products	0.8%	(0.7%)	(19.7%)	(38.2%)	(33.2%)	(27.5%)
Overall from Continuing Operations	(0.5%)	4.3%	(14.1%)	(27.0%)	(28.0%)	(28.0%)

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.
[3]	Prior quarters’ amounts were restated for reclassification of net income attributable to noncontrolling interest.

nm = not meaningful